            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Summary Historical
Financial Data," "Selected Historical Consolidated Financial Data,"
"Management's Discussion and Analysis of Financial Condition and Results of
Operations," "Business" and "Experts" and to the use of our report dated August
13, 2004 (except as to Note 1 - "subsequent event" as to which the date is
September XX, 2004), in the Registration Statement (Form S-1 No. 333-114818) and
related Prospectus of Primus Guaranty, Ltd. dated September 9, 2004.

/s/ Ernst & Young LLP

New York, New York

The foregoing report is in the form that will be signed upon the completion of the initial public offering described in Note 1, "subsequent event".

/s/Ernst & Young LLP
September 9, 2004